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                                                                      EXHIBIT 12

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RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                                 3 MOS. ENDED
                                                                                                 DECEMBER 31,
                                                                                             --------------------
COMPUTATION OF HISTORICAL RATIOS:       1993       1994       1995       1996       1997       1996       1997
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

Earnings--
  EBIT..............................     19,664     27,401     18,920     30,193     18,194      4,389      2,958
  Fixed charges.....................      6,776     11,657     15,472     15,516     17,078      3,528      4,937
  Less: interest capitalized........     (6,553)   (11,306)   (14,737)   (14,176)   (16,159)    (3,181)    (4,615)
  Add: interest amortized to COS....      3,049      9,768     13,268     15,134     14,857      2,740      3,047
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Earnings available for fixed
    charges.........................     22,936     37,520     32,923     46,667     33,970      7,476      6,327
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed charges--
  Interest incurred and
    capitalized.....................      6,553     11,306     14,737     14,176     16,159      3,181      4,615
  Interest expense..................         --         --         --         --         --
  Portion of rents representative of
    interest........................        223        351        735      1,340        919        347        322
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total fixed charges...............      6,776     11,657     15,472     15,516     17,078      3,528      4,937
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed
 charges............................       3.38       3.22       2.13       3.01       1.99       2.12       1.28
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
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